                         TO BE EFFECTIVE MARCH 31, 2003

                     AMENDMENT OF ARTICLES OF INCORPORATION

                                       OF

                     STRONG INTERNATIONAL EQUITY FUNDS, INC.

         The undersigned Vice President and Secretary of Strong International Equity Funds, Inc. (the "Corporation"), hereby certifies that in accordance with
Section 180.1002 of the Wisconsin Statutes, the following Amendment was duly adopted by the Board of Directors on November 8, 2002 and subsequently approved by shareholders of the classes designated as the Strong Foreign MajorMarkets(SM) Fund and Strong International Stock Fund, each voting a separate group, at a meeting held on February 28, 2003 in order to terminate the class designated as the Strong Foreign MajorMarkets(SM) Fund and Strong International Stock Fund in connection with a reorganization effected pursuant to a Plan of Reorganization ("Plan").

         "1. Paragraph A of Article IV is amended by deleting Paragraph A thereof and inserting the following as a new paragraph:

         `A. The Corporation shall have the authority to issue an indefinite number of shares of Common Stock with a par value of $.00001 per share. Subject to the following paragraph the authorized shares are classified as follows:

Class                                    Series          Authorized Number of Shares
-----                                    ------          ---------------------------

Strong Advisor International Core Fund   Class A         Indefinite
                                         Class B         Indefinite
                                         Class C         Indefinite
Strong Overseas Fund                     Investor        Indefinite
                                         Institutional   Indefinite'"


         2. Article IV is hereby amended by adding a new paragraph, labeled Paragraph J, and inserting the following language:

                  "J. As of the Effective Time (as defined in the Plan), each outstanding shared of Common Stock of the Strong Foreign MajorMarkets(SM) Fund and Strong International Stock Fund shall be exchanged for Acquiring Fund Shares (as defined in the Plan) in accordance with the terms of the Plan. Certificates representing shares of the Strong Foreign MajorMarkets(SM) Fund and Strong International Stock Fund shall be surrendered at the time and in the manner set forth in the Plan. Any such certificates that remain outstanding after the Effective Time shall be deemed to be automatically canceled, and shares represented by such certificates shall be restored to the status of authorized but unissued shares and shall be automatically exchanged as noted above."

         Executed in duplicate as of this 17th day of March, 2003.

                            STRONG INTERNATIONAL EQUITY FUNDS, INC.

                            By: /s/ Richard W. Smirl
                                ----------------------------------------------
                                Richard W. Smirl, Vice President and Secretary

This instrument was drafted by:

Kerry A. Jung
Strong Capital Management, Inc.
100 Heritage Reserve
Menomonee Falls, Wisconsin 53051